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                                                                    EXHIBIT 99.1

FOR:  IMMEDIATE RELEASE


    CITADEL HOLDING CORPORATION ANNOUNCES RESTRUCTURING AND RECAPITALIZATION

          GLENDALE, CALIFORNIA, JUNE 17, 1994--Citadel Holding Corporation (AMEX:CDL) today announced that its Board of Directors has approved a restructuring and recapitalization plan for Citadel and its wholly-owned subsidiary, Fidelity Federal Bank, a Federal Savings Bank ("Fidelity" or the "Bank"; together with Citadel, the "Company") that includes among its key features:

          (i) the issuance by Fidelity to new investors of shares of new classes of common stock that would represent, after the recapitalization, more than 75% of Fidelity's outstanding shares of common stock for a gross price of at least $110 million, the net proceeds of which would be used to pay down liabilities and improve the Bank's capital ratios;

          (ii) the reclassification of Citadel's ownership in Fidelity into a separate class of common stock having limited voting rights and representing less than 25% of all outstanding shares of common stock following the recapitalization, with the final percentage to be based on the level of stockholders' equity on the Bank's balance sheet at June 30, 1994, subject to certain adjustments described below;

          (iii) the Bank's disposition of bulk asset pools, consisting primarily of problem assets, having an aggregate net book value at March 31, 1994 of $490 million, of which Citadel currently intends to acquire $24.5 million;

          (iv) the transfer by Fidelity to Citadel of certain assets, including the Company's corporate headquarters; and

          (v) the election of a new Board of Directors for the Bank, with three of the current directors continuing to serve.

The actual percentage of Citadel's ongoing ownership interest in Fidelity will depend on a number of factors, including, among others, (a) Fidelity's second quarter operating results, (b) the prices at which the bulk asset pools are sold, and (c) the level of Fidelity's non-performing assets at June 30, 1994. No assurance can be given as to what this percentage will ultimately be.

          The transactions are designed to address previously announced concerns of the Office of Thrift Supervision as to the asset quality and capital levels of the Bank. These transactions are expected to reduce non-performing assets of the Bank to less than 1% of total assets and to increase its core capital to greater than 5% of adjusted total assets on a pro forma basis.

          All of the new classes of Bank common stock will be entitled to the same rights, on a pari passu basis, in all respects (such as dividend and liquidation rights) except for


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voting rights, and Citadel's shares will, subject to limited exceptions, automatically convert into full voting common stock upon their disposition by Citadel.

          Richard M. Greenwood, Chief Executive Officer and President of Citadel and Fidelity, said "These proposed transactions are the culmination of our exhaustive efforts to bolster Fidelity's capital and improve its asset quality in the face an ongoing deterioration in those areas. In the absence of these transactions, the Bank faces the prospect of being rated "undercapitalized" by the Office of Thrift Supervision at June 30, 1994 and, thereafter, the prospect of capital directives from the OTS. We believe that the proposed restructuring and recapitalization offer the best prospect for Citadel and its stockholders to preserve value in their investment in the Bank."

          While the restructuring and recapitalization transactions will not require Citadel stockholder approval, they are subject to numerous conditions, including OTS approval, and there can be no assurance that they will be consummated. The Board's approval remains subject to the receipt of a financial advisory opinion that the consideration to be received or retained by Citadel in the proposed restructuring and recapitalization is fair, from a financial point of view, to Citadel and its stockholders.